Exhibit 16.1

August 16, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We are the former independent auditors for Aldila, Inc. (the “Company”). We have read the Company’s current report on Form 8-K, filed August 16, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Squar, Milner, Peterson, Miranda and Williamson., LLP

Squar, Milner, Peterson, Miranda and Williamson., LLP